Exhibit 5.1

April 26, 2022

D-Wave Quantum Inc.

3033 Beta Avenue

Burnaby, Canada, V5G 4M9

Ladies and Gentlemen:

We have acted as special counsel to D-Wave Quantum Inc., a Delaware corporation (“D-Wave Quantum”), in connection with the preparation of a registration statement on Form S-4, File No. 333-263573 (the “Registration Statement”), filed by D-Wave Quantum with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale to the security holders of DPCM Capital, Inc., a Delaware corporation (“DPCM”) in a business combination transaction (the “Business Combination”), pursuant to that certain Transaction Agreement, dated as of February 7, 2022 (the “Transaction Agreement”), by and among D-Wave Quantum, a direct, wholly-owned subsidiary of DPCM, DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum, DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo, and D-Wave Systems Inc., a British Columbia company, of: (i) up to 41,303,337 shares (the “DPCM Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of D-Wave Quantum, to the holders of DPCM Class A and Class B common stock, par value $0.0001 per share; (ii) 18,000,000 warrants of D-Wave Quantum, each whole warrant exercisable to purchase a number of shares in accordance with the Transaction Agreement (the “Warrants”) to the holders of warrants in DPCM; and (iii) 26,174,387 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of D-Wave Quantum.

We are of the opinion that, (a) upon issuance in the Business Combination, (i) the DPCM Shares will be validly issued, fully paid and non-assessable, and (ii) the Warrants will be valid and binding obligations of D-Wave Quantum, enforceable in accordance with their respective terms, and (b) upon issuance in connection with the exercise of Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

In providing such opinion, we have assumed that D-Wave Quantum will enter into an Assignment, Assumption and Amendment Agreement with Computershare Inc., a Delaware corporation and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, as Warrant Agent (the “Warrant Agent”), to assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of DPCM’s liabilities and obligations under the warrant agreement dated October 20, 2020, by and between DPCM and the Warrant Agent arising on, from and after the closing of the Business Combination, including providing for the issuance of the Common Stock of D-Wave Quantum upon any exercise of the Warrants following the Business Combination.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP
GREENBERG TRAURIG, LLP